Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-3 of College Retirement Equities Fund of our report dated February 28, 2024, relating to the financial statements and financial highlights, which appears in CREF Stock Account, CREF Global Equities Account, CREF Growth Account, CREF Equity Index Account, CREF Core Bond Account, CREF Inflation-Linked Bond Account, CREF Social Choice Account and CREF Money Market Account’s Annual Report on Form N-CSR for the year ended December 31, 2023. We also consent to the references to us under the headings “Experts” and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

April 25, 2024